Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
APACHE CORPORATION,
ZMZ ACQUISITIONS LLC
and
MARINER ENERGY, INC.
Dated April 14, 2010

i

SCHEDULE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.3(a)
Affiliate	Section 8.4(a)
Affiliate Transaction	Section 2.19
Agreement	Preamble
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.10(b)
business day	Section 8.4(c)
Cash Amount Per Share	Section 1.6(d)
Cash Designated Shares	Section 1.9(e)(iii)(B)
Cash Election Shares	Section 1.9(b)
Certificate of Merger	Section 1.2
Certificates	Section 1.10(b)
Change in the Company Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 2.12(a)
Company Board of Directors	Section 2.4(d)
Company Board Meeting	Section 2.4(d)
Company Common Stock	Recitals
Company Employees	Section 2.18
Company ERISA affiliate	Section 2.12(b)
Company Financial Advisors	Section 2.4(d)
Company Group	Section 2.12(a)
Company Material Adverse Effect	Section 2.1
Company Material Contracts	Section 2.21(a)
Company Material Subsidiaries	Section 2.1
Company Permits	Section 2.6(c)
Company Preferred Stock	Section 2.3
Company Recommendation	Section 5.1(e)
Company Reserve Reports	Section 2.14(c)
Company Rights Plan	Section 2.3
Company Schedule	Article II
Company SEC Reports	Section 2.7(a)
Company Stockholder Approval	Section 5.1(e)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Credit Agreement	Section 2.21(a)(B)
Current Policy	Section 5.4(c)
Deemed Shares Outstanding	Section 1.6(d)
Delaware Law	Recitals
Dissenting Share	Section 1.8(a)
Effective Time	Section 1.2

Defined Term	Section
Election Deadline	Section 1.9(b)
Election Form	Section 1.9(a)
Election Form Record Date	Section 1.9(a)
Environmental Laws	Section 2.17(a)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.10(a)
Exchange Fund	Section 1.10(a)
Exchange Ratio	Section 1.6(d)
Expenses	Section 7.3(d)
GAAP	Section 2.7(b)
good and defensible title	Section 2.14(e)
governmental authority	Section 8.4(e)
Hazardous Substance	Section 2.17(a)
HIPAA	Section 2.12(e)(iv)
HSR Act	Section 2.5(b)
Hydrocarbons	Section 2.14(b)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.20
IRS	Section 2.12(b)
Mailing Date	Section 1.9(a)
Merger	Recitals
Merger Consideration	Section 1.6(a)
Merger Sub	Preamble
Mixed Consideration Election Shares	Section 1.9(b)
Notice of Intended Change in the Company Recommendation	Section 5.3(b)
Non-Election Shares	Section 1.9(b)
Oil and Gas Properties	Section 2.14(b)
Option	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Benefit Plan	Section 3.12(a)
Parent Board of Directors	Section 3.4(d)
Parent Common Stock	Section 3.3
Parent Employees	Section 3.18
Parent Financial Advisor	Section 3.4(d)
Parent Group	Section 3.12(a)
Parent Material Adverse Effect	Section 3.1
Parent Material Subsidiaries	Section 3.3
Parent Parties	Preamble
Parent Permits	Section 3.6(c)
Parent Preferred Stock	Section 3.3
Parent Reserve Reports	Section 3.14(c)
Parent Rights Plan	Section 3.3
Parent Schedule	Article III
Parent SEC Reports	Section 3.7(a)

v

Defined Term	Section
PBGC	Section 2.12(b)
Per Share Cash Consideration	Section 1.6(d)
Per Share Mixed Consideration	Section 1.6(d)
Per Share Stock Consideration	Section 1.6(d)
person	Section 8.4(f)
Proxy Statement/Prospectus	Section 2.13
Real Property Leases	Section 2.29
reasonable best efforts	Section 8.4(g)
Registration Statement	Section 2.13
Restricted Shares	Section 1.7(b)
Returns	Section 2.16(a)
Rights	Section 2.3
Sarbanes-Oxley Act	Section 2.8(a)
SEC	Section 1.10(a)
Securities Act	Section 2.5(b)
Shares	Recitals
Stock Designated Shares	Section 1.9(e)(ii)(B)
Stock Election Shares	Section 1.9(b)
Stock Incentive Plan	Section 1.7(a)
Stockholders Meeting	Section 5.1(e)
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Company	Section 1.1
Taxes	Section 2.16
Total Cash Amount	Section 1.6(d)
Treasury Regulations	Recitals
under common control with	Section 8.4(d)
WARN Act	Section 2.18

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, executed this 14th day of April, 2010 (this “Agreement”), is by and among APACHE CORPORATION, a Delaware corporation (“Parent”), ZMZ ACQUISITIONS LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), and MARINER ENERGY, INC., a Delaware corporation (the “Company”).
RECITALS:
     A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to merge the Company with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger upon the terms and subject to the conditions set forth herein.
     B. As a result of the Merger, and in accordance with the General Corporation Law and the Limited Liability Company Act of the State of Delaware (“Delaware Law”), each issued and outstanding share (the “Shares”) of common stock, par value $.0001 per share of the Company (the “Company Common Stock”), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Merger Consideration as set forth herein.
     C. For federal income tax purposes, it is intended by the parties hereto that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), (ii) Merger Sub be disregarded as an entity separate from Parent and (iii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.
AGREEMENT:
     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub with Merger Sub surviving the Merger. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company of the Merger (the “Surviving Company”).
          Section 1.2 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than conditions that by their nature can only be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing or such later time as may be agreed to by Parent and the Company specified in the Certificate of Merger being the “Effective Time”). In connection with such filing, a closing (the “Closing”) shall be held at the offices of Andrews Kurth LLP in Houston, Texas, or such other place as the parties shall agree. The date of the Closing is herein called the “Closing Date.”
          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
          Section 1.4 Governing Instruments.
(a)	At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and applicable law.

(b)	At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and applicable law.
          Section 1.5 Directors and Officers of Surviving Company. The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed. To the fullest extent permitted by law, the Company shall cause all directors of the Company to resign immediately prior to the Effective Time.
          Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:
(a)	Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as herein defined)) shall be canceled and shall be converted automatically into the right to receive, at the election of the holder as provided in and subject to Sections 1.9 and 1.10, either (i) the Per Share Stock Consideration, (ii) the Per Share Cash Consideration or (iii) the Per Share Mixed Consideration (together, the “Merger Consideration”), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration; (ii) any cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.10; and (iii) any dividends or distributions in accordance with Section 1.10(e);
(b)	Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)	The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Parent Common Stock or the Company Common Stock of securities convertible into Parent Common Stock or Company Common Stock, as applicable); and

(d)	For purposes of this Agreement, each of the following terms has the meaning set forth below:
          “Cash Amount Per Share” shall mean $7.80 per share.
          “Deemed Shares Outstanding” means the total number of shares of the Company Common Stock outstanding; provided, however, that regardless of the actual number of shares of the Company Common Stock outstanding, in no event shall the Deemed Shares Outstanding exceed the sum of (a) 102,045,275 (103,241,493 shares issued and outstanding on April 14, 2010 less 1,196,218 shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program), (b) the aggregate number of shares of the Company Common Stock, if any, that are issued after the date hereof by the Company upon the exercise of Options (all as disclosed in Section 2.3 and as exercised or vested in accordance with their terms), (c) the number of shares approved by Parent for grant pursuant to Section 4.1, (d) shares issued in accordance with Section 4.1 of the Company Schedule, and (e) the number of shares with respect to which restrictions shall lapse pursuant to Section 1.7(c).
          “Exchange Ratio” means 0.24347 shares of Parent Common Stock.
          “Per Share Cash Consideration” means $26.00 in cash.
          “Per Share Mixed Consideration” means the combination of (i) the Cash Amount Per Share and (ii) 0.17043 shares of Parent Common Stock.
          “Per Share Stock Consideration” means a number of shares (which need not be a whole number) of Parent Common Stock equal to the Exchange Ratio.
          “Total Cash Amount” means the product obtained by multiplying the Deemed Shares Outstanding by the Cash Amount Per Share.
          Section 1.7 Employee Stock Options; Restricted Shares.

(a)	At the Effective Time, each stock option to purchase Shares granted (and not exercised, expired or terminated) pursuant to a Company Benefit Plan providing for grants of equity-based incentive awards or any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of the Company or any of the Company’s subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company’s subsidiaries (collectively, “Stock Incentive Plan”) that is then outstanding (in each case, an “Option”), whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any outstanding Option, be converted into a fully exercisable option (i) to purchase the number of shares of Parent Common Stock (calculated on an aggregate basis with respect to all Company Common Stock subject to a given Option with the same terms under such Option) obtained by multiplying the number of shares of Company Common Stock issuable upon exercise of such Option by the Exchange Ratio (with any resulting number of shares that contain a fraction of a share being decreased to the next whole number of shares), and (ii) at an exercise price per share of Parent Common Stock equal to the per share Company Common Stock exercise price pursuant to such Option divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), and (iii) otherwise upon terms and conditions equivalent to such outstanding Options. The assumption and conversion of an Option pursuant to this Section 1.7(a) shall be deemed a release of any and all rights the holder had or may have to purchase Shares in respect of such Option. Prior to the Effective Time, the Company shall communicate the conversion in this Section 1.7(a) to each holder of Option(s) in a written notice.

(b)	Immediately prior to the Effective Time, all restrictions on each outstanding award of restricted Company Common Stock granted by the Company pursuant to any Stock Incentive Plan that is not subject to a price condition or other condition that has not been satisfied prior to the date of this Agreement or that has not lapsed pursuant to the terms of an employment agreement and specifically excluding the 2008 Long-Term Performance-Based Restricted Stock Program (the “Restricted Shares”) shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and each such Restricted Share shall become fully vested in each holder thereof at that time, and each such Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Compensation Committee of the Company Board of Directors shall take any actions necessary under the Company’s Stock Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 1.7(b).

(c)	Immediately prior to the Effective Time, all restrictions on 40% of each award relating to the 1,196,218 shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted

Stock Program, that are subject to a price condition that has not been satisfied prior to the date of this Agreement shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and shall become fully vested in the holder thereof at that time, and each such share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Prior to the Effective Time, the Company, the Company Board of Directors and the Compensation Committee of the Company Board of Directors shall take any actions necessary under the Company’s Stock Incentive Plans, the award agreements thereunder and otherwise to effectuate this Section 1.7(c). For the avoidance of doubt, all other shares of restricted Company Common Stock granted by the Company pursuant to the 2008 Long-Term Performance-Based Restricted Stock Program shall be cancelled.
          Section 1.8 Dissenting Shares.
(a)	Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of or consented in writing to this Agreement and shall have properly complied with the provisions of Section 262 of the Delaware Law as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.10 or any dividends or distributions pursuant to Section 1.10(e); and the holders of Dissenting Shares, if any, shall be entitled to such rights (but only such rights) as are granted by Section 262 of the Delaware Law; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the Delaware Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the Delaware Law, then such holder or holders (as the case may be) shall forfeit such rights as are granted by Section 262 and each such Dissenting Share shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.10, of the Certificate or Certificates that formerly evidenced such Shares.

(b)	The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock, offer to settle or settle any such demands. Any amount payable to any holder of Dissenting Shares exercising appraisal rights shall be paid in accordance with the Delaware Law solely by the Surviving Company from its own funds.
          Section 1.9 Election Procedures; Allocation of Merger Consideration.

(a)	An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of the Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) and pursuant to which each holder of record of shares of the Company Common Stock as of the close of business on the Election Form Record Date may make an election pursuant to this Section 1.9, shall be mailed at the same time as the Proxy Statement/Prospectus or at such other time as the Company and Parent may agree (the date on which such mailing is commenced or such other agreed date, the “Mailing Date”) to each holder of record of the Company Common Stock as of the close of business on the record date for notice of the Company Stockholders Meeting (the “Election Form Record Date”).

(b)	Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration (“Mixed Consideration Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive Per Share Stock Consideration (“Stock Election Shares”), (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iv) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of the Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be Non-Election Shares. Parent and the Company may agree to extend such deadline to such other date as is agreed to by Parent and the Company, and the Company and Parent shall make a public announcement of such new Election Deadline, if any.

(c)	Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of the Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d)	Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated shares of the Company Common Stock covered by such Election Form or (ii) in the case of Book-Entry Shares, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of the Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Certificates, if any, representing the Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of the Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
(e)	Parent shall cause the Exchange Agent to allocate among the holders of the Company Common Stock with rights to receive Merger Consideration in accordance with the Election Form as follows:
(i)	Mixed Consideration. Each Mixed Consideration Election Share and each Non-Election Share shall be converted into the right to receive the Per Share Mixed Consideration.

(ii)	Cash Election Shares for more than Total Cash Amount. If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is greater than the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then:
(A)	All Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B)	The Exchange Agent shall then select from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares (except as provided in the last paragraph of this Section 1.9(e)), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C)	The Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(iii)	Cash Election Shares for less than Total Cash Amount. If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is less than the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then:
(A)	All Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B)	The Exchange Agent shall then select from among the Stock Election Shares, in each case pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, as the case may be, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C)	The Stock Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.
(iv)	Cash Election Shares equal to Total Cash Amount. If the product obtained by multiplying (x) the number of Cash Election Shares by (y) the Per Share Cash Consideration is equal to the Total Cash Amount less the aggregate cash paid to holders of Mixed Consideration Election Shares and Non-Election Shares, then subparagraphs (ii) and (iii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.
Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by Delaware Law, for purposes of determining the allocations set forth in this Section 1.9, Parent shall have the right to require, but not the obligation to require (unless such requirement is necessary to satisfy the conditions set forth in Section 6.2(e) or Section 6.3(d)), that any shares of the Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares not subject to the pro rata selection process contemplated by this Section 1.9.
(f)	The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be reasonably and mutually determined by Parent and the Company.
          Section 1.10 Surrender of Shares; Stock Transfer Books.
(a)	Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A. to act as agent (the “Exchange Agent”) for the holders of Shares in connection with the Merger to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(a). Prior to the Effective Time, Parent

shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, (a) the shares of Parent Common Stock to be issued pursuant to Section 1.6 and delivered pursuant to this Section 1.10 and (b) cash or immediately available funds equal to the Total Cash Amount, plus the additional cash amounts estimated to be payable pursuant to Sections 1.10(e) and 1.10(f) below. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 1.10(e)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the aggregate Merger Consideration to be issued or paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of persons entitled thereto. Such funds in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Company, provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided, however, that no loss on any investment made pursuant to this Section 1.10 shall affect the Merger Consideration payable to the holders of Shares, and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses.
(b)	Promptly after the Effective Time, Parent shall cause the Surviving Company to mail to each person who was, at the Effective Time, a holder of record of (i) an outstanding certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented such holder’s Shares or (ii) Shares represented by book-entry (“Book-Entry Shares”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for payment of the Merger Consideration pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, (A) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a book-entry statement or a certificate representing the number of whole shares of Parent Common Stock, if any, and cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.6, any cash in lieu of fractional shares of Parent Common Stock as provided in Section 1.10(f), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 1.10(e) (after giving effect to any required withholding of taxes); and (B) such Certificate or Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares for the benefit of the holder of such Certificate or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such taxes either have been paid or are not applicable. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.
(c)	At any time following one year after the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any funds and shares of Parent Common Stock in the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Company and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration (along with cash in lieu of fractional shares or unpaid dividends and distributions, if any that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them).

(d)	From and after the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

(e)	No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate. Subject to the effect of applicable law: (i) at the time of the surrender of a Certificate for exchange in accordance with the provisions of this Section 1.10, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).
(f)	No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 1.10(f), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Certificates and Book-Entry Shares delivered by or on behalf of such holder), such holder, upon surrender of a Certificate as described in this Section 1.10, shall be paid an amount in cash (without interest) determined by multiplying (i) the average of the per share closing sales prices of Parent Common Stock on the NYSE, as reported in The Wall Street Journal, for the five consecutive trading days ending on the calendar day immediately prior to the Closing Date (or if such calendar day is not a trading day, then ending on the first trading day immediately preceding such calendar day) by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, the amount of cash necessary to make such payments together with any other cash being provided to the Exchange Agent pursuant to Section 1.10(a). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(g)	In the event any certificates of Company Common Stock are lost, stolen or destroyed, the Exchange Agent shall issue and pay to such holder the Merger Consideration required pursuant to this Section 1.10 in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond that are reasonably acceptable to Parent, of that fact by the holder thereof with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the issuance and payment of the Merger Consideration, as the case may be, may reasonably require of the holder of such lost, stolen or destroyed certificates.
          Section 1.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (including, for the avoidance of doubt, Restricted Shares) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by

Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.
          Section 1.12 No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person with respect to any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               The Company hereby represents and warrants to Parent and Merger Sub that, except as otherwise set forth (i) in the Company’s Schedules to this Agreement (the “Company Schedule”) or (ii) as reasonably apparent from the Company SEC Documents filed prior to the date hereof (excluding any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein):
          Section 2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company (i) has the requisite corporate power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect (as defined below). Each subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change (i) to the extent resulting from changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (ii) to the extent resulting from changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (iii) to the extent resulting from any change in applicable law or the interpretation thereof or GAAP or the interpretation thereof, (iv) to the extent resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Company or any of its subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (v) to the extent resulting from acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (vi) to the extent resulting from any failure by the Company or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) to the extent resulting from any change in the price of the Company Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) to the extent resulting from the failure to take any action as a result of any restrictions or prohibitions set forth in Section 4.1 of this Agreement with respect to which Parent refused, following the Company’s request, to provide a waiver in a timely manner or at all, (ix) to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement, (x) to the extent resulting from the downgrade in rating of any debt or debt securities of the Company or any of its subsidiaries (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such downgrade that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (xi) to the extent resulting from any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent such effects in the cases of clauses (i), (ii), and (v) above materially and disproportionately effect the Company and its subsidiaries relative to other participants in the industry or industries in which the Company and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred). A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by the Company and each other Company subsidiary, is set forth in Section 2.1 of the Company Schedule. Other than with respect to the Company subsidiaries set forth on Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business entity. The term “Company Material Subsidiaries” means each Company subsidiary designated as such on Section 2.1 of the Company Schedule. The Company Material Subsidiaries are the only Company subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.
          Section 2.2 Charter and Bylaws. The Company has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.
          Section 2.3 Capitalization. The authorized capital stock of the Company consists of 180,000,000 Shares and 20,000,000 shares of preferred stock, par value $.0001 per share (the “Company Preferred Stock”). As of April 14, 2010, (i) 103,241,493 Shares were issued and outstanding (including, for the avoidance of doubt, Shares in the form of restricted stock issued pursuant to employee benefit plans of the Company), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of the Company and (ii) Options to purchase an aggregate of 640,778 Shares were issued and outstanding (all of which Options were exercisable). As of the date hereof, 180,000 shares of the Company Preferred Stock have been designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s Rights Agreement dated as October 12, 2008, as amended on the date hereof (the “Company Rights Plan,” with the rights provided for therein being the “Rights”), and no shares of the Company Preferred Stock are issued and outstanding. Since March 31, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options covering shares of capital stock, except for Shares and associated Rights issued pursuant to the exercise of Options or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Material Subsidiary. There are no outstanding contractual obligations of the Company or any Company Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Company Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of the Company or any of its subsidiaries); and none of the outstanding shares of capital stock or equivalent equity interests of the Company Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Material Subsidiary or under any agreement to which the Company or any Company Material Subsidiary is a party.
          Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.
(a)	The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law.

(b)	The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law, and the filing of appropriate merger documents as required by Delaware Law).

(c)	This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)	(i) The board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held (the “Company Board Meeting”), has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend the adoption of this Agreement by the stockholders of the Company; and (ii) Credit Suisse Securities (USA) LLC (the “Company Financial Advisors”) has delivered to the Company Board of Directors an opinion to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of the Company Board Meeting, the Merger Consideration to be received by the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.
          Section 2.5 No Violation; Consents.
(a)	The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate, breach or conflict with (x) the certificate of incorporation or bylaws of the Company or any of the Company’s subsidiaries that is a corporation, (y) articles or certificate of formation or the limited liability company agreement of any of the Company’s subsidiaries that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any of the Company’s subsidiaries that is a limited partnership, or the organization documents of any of the Company’s other subsidiaries; (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound; (iii) (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by applicable law, the adoption of this Agreement by the affirmative vote of the Company stockholders is obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to the Company or any of its subsidiaries or any of their properties; or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Company or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii); except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)	Except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable U.S. state or federal securities laws and (B) the New York Stock

Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which the Company is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or customarily obtained or made in connection with the transfer of interests in or the change of control of ownership in oil and gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.
          Section 2.6 Compliance.
(a)	Neither the Company nor any Company Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 2.12, 2.16, 2.17 and 2.18, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of the Company Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(b)	Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:
(i)	No funds, assets or properties of the Company or its subsidiaries have been used or offered for illegal purposes.

(ii)	None of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee acting on behalf of the Company or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its subsidiaries’ businesses.

(iii)	None of the Company, its subsidiaries, or to the knowledge of the Company, any director, officer, agent or employee of the Company or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons.
(iv)	The Company has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
(c)	Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, (i) the Company and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all the Company Permits are in full force and effect, (iii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, (iv) the Company and its subsidiaries are not, and since January 1, 2008 have not been, in violation or breach of, or default under, any Company Permit and (v) to the knowledge of the Company, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Company Permit (in each case, with or without notice or lapse of time or both).
          Section 2.7 SEC Filings; Financial Statements.
(a)	The Company has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Company SEC Reports”). As of their respective dates, (i) the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b)	The historical financial statements of the Company, together with the related schedules and notes thereto, included in the Company SEC Reports presented fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of the Company and its consolidated subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto); and such historical financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the SEC.
          Section 2.8 Internal Controls and Procedures.
(a)	The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)	Since January 1, 2008, to the knowledge of the Company, neither the Company nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in the Company’s internal controls over financial reporting.
          Section 2.9 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this

Agreement, and (iii) for liabilities incurred since March 31, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of the Company, that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 2.10 Absence of Certain Changes or Events. From January 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, the Company has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock.
          Section 2.11 Litigation. Except with respect to Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.16 and 2.17, respectively, there is no action, suit, claim, proceeding or governmental investigation, either at law or in equity, before or by any court or governmental authority now pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would be reasonably expected to have a Company Material Adverse Effect.
          Section 2.12 Employee Benefit Plans.
(a)	Section 2.12(a) of the Company Schedule sets forth a list of all Company Benefit Plans. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “fringe benefit plan” within the meaning of Section 6039D of the Code, any other plan, arrangement (whether written or oral), employment agreement or commitment (other than consulting agreements that are terminable upon 90 days’ (or fewer) notice) providing for compensation or other benefits to any current or former member of the board of directors (or other governing board), officer, employee, or consultant of the Company or any subsidiary (collectively, the “Company Group”) under which the Company Group has any liability or obligation, whether actual or contingent, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b)	True and complete copies of each of the following documents have, to the extent specifically requested by Parent, been delivered by the Company to Parent: (i) each written Company Benefit Plan and all amendments thereto, (ii) all trusts, annuity contracts, or voluntary employees’ beneficiary associations as defined in Section 501(c)(9) of the Code, or other funding instruments, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to each applicable Company Benefit Plan, and (iv) all rulings, determination letters, no-action letters or advisory opinions from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other federal or state authority that pertain to each Company Benefit Plan and any open requests therefor, (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government agency with respect to the Company Benefit Plans during the current year and each of the three preceding years, (vi) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company or any of its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA affiliate”), and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities and (vii) with respect to Company Benefit Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years.
(c)	The Company is not required to provide security to a Company Benefit Plan under Section 401(a)(29) of the Code. The funded status of each Company Benefit Plan that a “defined benefit plan” as defined in Section 414(1) of the Code is disclosed on Section 2.12(c) of the Company Schedule in a manner consistent with GAAP, and there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA as of the last day of such plan’s most recent fiscal year.

(d)	Section 2.12(d) of the Company Schedule identifies as such any Company Benefit Plan that is (i) a “defined benefit plan” as defined in Section 414(1) of the Code, (ii) a plan intended to meet the requirements of Section 401(a) of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) a current plan that is subject to Title IV of ERISA and (v) a plan that has been subject to Title IV of ERISA at any time during the six years preceding the date of this Agreement.

(e)	Except as set forth in Section 2.12(e) of the Company Schedule:
i.	The Company Group and the Company ERISA affiliates do not maintain and have not within the six years prior to the date of this Agreement maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code or contributed to or been required to contribute to any plan subject to Title IV of ERISA.

ii.	The Company Group and the Company ERISA affiliates do not contribute to, and have not within the six years prior to the date of this Agreement, been required to contribute to, or withdrawn in a partial or complete withdrawal from, any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA had any fixed or contingent liability under Section 4204 of ERISA. No Company Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

iii.	Each Company Benefit Plan and each related trust agreement, annuity contract, voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is so qualified.
iv.	Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been operated in material compliance with its terms and its plan documents have materially complied with any statutes, orders, rules, and regulations that are applicable to such Company Benefit Plan, including without limitation, ERISA, Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Code. As of December 31, 2009, the Company has made all material contributions and payments required to be made by it with respect to each Company Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected in the Company SEC Reports. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor, to the Company’s knowledge, any Company subsidiary has any liability or has knowledge of any facts or circumstances that might give rise to any liability to any governmental agency with respect to a Company Benefit Plan, and the transactions contemplated under this Agreement will not result in any such liability. Except as would not reasonably be expected to have a Company Material Adverse Effect, all notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Company Benefit Plans, including but not limited to the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.

v.	Neither any member of the Company Group nor any Company Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of the Company Group pursuant to any retiree medical benefit plan or other retiree welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

vi.	To the knowledge of the Company, neither the Company Group nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Benefit Plan nor been assessed any civil penalty under Section 502(l) of ERISA. Except for routine claims for benefits, there is no material pending or, to the knowledge of the Company, threatened litigation, claim, administrative proceeding, or investigation relating to any Company Benefit Plan, nor, to the knowledge of the Company, is there any basis for any such litigation, claim, administrative proceeding, or investigation, except as would not reasonably be expected to have a Company Material Adverse Effect.

vii.	The Company Group does not have any plan or legally binding commitment to create any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan, except as required by law.
viii.	Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.

ix.	The Company Group has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

x.	No Company Benefit Plan has assets (or provides benefits) that include securities issued by the Company Group, except for stock options or restricted stock.
          Section 2.13 Proxy Statement. None of the information to be supplied by the Company for inclusion in (a) the proxy statement relating to the Company Stockholders Meeting (as defined below) (also constituting the prospectus in respect of Parent Common Shares into which the Company Common Shares will be converted) (the “Proxy Statement/Prospectus”), to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Company stockholders and at the time of the Company Stockholders Meeting, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          Section 2.14 Properties; Oil and Gas Matters.
(a)	All major items of operating equipment owned or leased by the Company or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)	Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Company Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof. For purposes of this Agreement, “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), platforms, facilities, oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, pipeline laterals and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
(c)	Except for property sold or otherwise disposed of since the dates of the respective Company Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company SEC Reports, as of the date hereof, the Company and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the reserve reports of Ryder Scott Company, L.P. relating to the Company interests referred to therein as of December 31, 2009 and in the internal reserve reports prepared by the Company and furnished to Parent (the “Company Reserve Reports”), and in each case as attributable to interests owned by the Company and its subsidiaries, free and clear of any liens and/or encumbrances, except: (a) liens reflected in the Reserve Reports or in the Company SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of the Company and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To the Company’s knowledge, the gross and net undeveloped acreage of the Company and its subsidiaries as reported in the Company’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have or could reasonably be expected to have a Company Material Adverse Effect.
(d)	The leases and other agreements pursuant to which the Company and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals and/or shut-ins due by the Company or any of its subsidiaries to any lessor of any such oil and gas leases have been properly and timely paid, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company and its subsidiaries have paid all royalties, minimum royalties, overriding royalties and other burdens on production due by the Company and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not be reasonably expected to have a Company Material Adverse Effect.

(e)	For the purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a reasonable person engaged in the business of purchasing and owning, developing, and operating oil and gas properties in the geographical areas in which they are located, with knowledge of all of material facts and their legal bearing, would be willing to accept the same in a transaction involving interests of comparable magnitude to those of the Company or Parent reflected in the Company Reserve Reports or the Parent Reserve Reports, respectively, taken as a whole, which title (i) entitles the Company or Parent, as the case may be (or their respective subsidiaries) to receive a percentage of the hydrocarbons produced, saved and marketed from the respective oil, gas and mineral lease, unit or well throughout the duration of the productive life of such lease, unit or well, which is not less than the “net revenue interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, for such lease, unit or well, except for decreases in connection with those operations in which the Company or Parent (or their respective subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner; (ii) obligates the Company or Parent (or their respective subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, unit or well which is not greater than the “working interest” shown on the Company Reserve Report or the Parent Reserve Report, as the case may be, with respect to such lease, unit or well, without increase throughout the life of such lease, unit or well other than (x) increases accompanied by at least a proportionate interest in the net revenue interest, (y) increases reflected in the Company Reserve Report or the Parent Reserve Report, as applicable, and (z) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest.

(f)	All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which the Company or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or its subsidiaries) supplied to Ryder Scott Company, L.P. relating to the Company interests referred to in the Company Reserve Reports as of December 31, 2009, by or on behalf of the Company and its subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its subsidiaries in connection with the preparation of the Company Reserve Reports was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Reports) to the Company’s knowledge accurate in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance.
(g)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(h)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property.

(i)	None of the material Oil and Gas Properties of the Company or any of its subsidiaries set forth in Section 2.14(i) of the Company Schedule is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.

(j)	None of the Oil and Gas Properties of the Company or any of its subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
          Section 2.15 Hedging. Section 2.15 of the Company Schedule sets forth all outstanding obligations as of the date hereof of the Company and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 2.15 of the Company Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
          Section 2.16 Taxes. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:
(a)	Each of the Company, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes shown by such Returns to be due and payable.

(b)	Each of the Company and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c)	Section 2.16 of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements. Except as provided for in the Company SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries with respect to any period.

(d)	Neither the Company nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of its subsidiaries.

(e)	Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f)	Neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
          For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.
          Section 2.17 Environmental Matters. To the Company’s knowledge:
(a)	Each of the Company and its subsidiaries has conducted its businesses and is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C.

§ 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq. and any other any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof (collectively, the “Environmental Laws”), except for such instances of noncompliance that individually or in the aggregate do not have a Company Material Adverse Effect.
          As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable law, including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or under any Environmental Law.
(b)	Each of the Company and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)	There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or its subsidiaries asserting non-compliance with or liability under any Environmental Laws, except those listed on Section 2.17(c) of the Company Schedule, except for such matters that individually or in the aggregate do not exceed $25 million, and except for matters filed after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)	There has been no release of any Hazardous Substance by the Company or by any of its subsidiaries, or from any off-site locations due to arrangements for disposal at such off-site locations made by the Company or any of its subsidiaries, or from any properties owned by the Company or any of its subsidiaries, or as a result of any operations or activities of the Company or any of its subsidiaries, in any manner or for which the Company or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 2.17.
          Section 2.18 Labor Matters. Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice during the two years ending on the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress. Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its subsidiaries (the “Company Employees”), (ii) to the knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to the Company Employees and (v) the Company and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of its subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements.
          Section 2.19 Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof and except for the Company Benefit Plans, Section 2.19 of the Company Schedule sets forth a correct and complete list as of the date hereof of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of its subsidiaries has any existing or future liabilities (an “Affiliate Transaction”), between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of its subsidiaries).
          Section 2.20 Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, either the Company or a Company subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company, (ii) to the knowledge of the Company, the conduct of the business of the Company and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its subsidiaries, and (iv) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its subsidiaries. To the knowledge of the Company, upon the consummation of the transactions contemplated herein, the Company shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and its subsidiaries enjoyed prior to such transaction, except (i) with respect to seismic data or software licenses containing a provision limiting the Company’s rights upon consummation of the Merger or (ii) where the failure to so own or have the right to use would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
          As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information, technical information and seismic data licenses used in Parent’s or the Company’s respective businesses as currently conducted.
          Section 2.21 Material Contracts.
(a)	As of the date of this Agreement, except for (i) this Agreement, (ii) the Company Benefit Plans, (iii) contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof, or (iv) contracts related to properties or operations that have been sold or otherwise disposed of or are in the process of being sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries is a party to or bound by any contract (whether written or oral) which is:
(A)	a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B)	a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its subsidiaries) relating to indebtedness (other than debt permitted under Section 6.02 of the Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as Administrative Agent and as Issuing Lender, as amended or restated from time to time (“Credit Agreement”)) in an amount in excess of $10 million individually;

(C)	a contract, lease or license (including any seismic license agreements) (x) pursuant to which the Company or any of its subsidiaries have committed to pay amounts in excess of $25 million individually within the 12 month period following the date of this Agreement (other than agreements that can be terminated upon 90 days’ or less notice without payment of such amount) or (y) that is material to the Company and its subsidiaries taken as a whole;

(D)	a contract, which to the knowledge of the Company purports to materially limit the right of the Company or any of its affiliates to engage or compete in any line of business in which the Company or its subsidiaries is engaged or to compete with any person or operate in any location excluding standstill and non-solicitation provisions;

(E)	a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company and its subsidiaries taken as a whole; or

(F)	a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its subsidiaries is subject involving future performance by the Company or any of its subsidiaries which is material to the Company and its subsidiaries taken as a whole.
All contracts of the type described in this Section 2.21(a) together with the contracts for the sale of Hydrocarbons produced from any of the Company’s or its subsidiaries’ properties described in the Reserve Reports that are fixed price sales agreements with a remaining term of 90 days or more (other than agreements that can be terminated upon 90 days or less notice) and are set forth on Section 2.21(a) of the Company Schedule, are referred to herein as the “Company Material Contracts”.
(b)	Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or breach on the part of the Company or any of its subsidiaries or their counterparties under any such Company Material Contract.
          Section 2.22 Insurance. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the Company and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 2.22 of the Company Schedule. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, none of the Company or its subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or materially similar replacement insurance will be) outstanding and duly in force on the Closing Date. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies and (ii) no notice in writing of cancellation or termination has been received with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the three years ending on the date hereof.
          Section 2.23 Brokers; Transaction Fees. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.23 of the Company Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company or any of its subsidiaries to financial advisors for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby.
          Section 2.24 Takeover Provisions. Subject to the accuracy of the representations in Section 3.23, the Company Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law (or in any applicable similar or other anti-takeover laws of any state) and any provisions of the Company’s certificate of incorporation relating to special voting requirements for certain business combinations inapplicable to this Agreement and the transactions contemplated hereby.
          Section 2.25 Rights Agreement. The Company has taken all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Company Rights Plan to separate from the Shares to which they are attached or to be triggered or become exercisable.
          Section 2.26 Tax Treatment. Neither the Company nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
          Section 2.27 Agents. Neither the Company nor any of the Company’s subsidiaries has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which shall continue after the Closing Date.
          Section 2.28 Owned Real Property. Other than the Oil and Gas Properties and properties with an estimated value of less than $25 million, Section 2.28 of the Company Schedule contains a complete and correct list of all real property owned as of the date hereof by the Company and the Company’s subsidiaries. No covenants, easements, rights-of-way, or regulations of record impair the uses of such real properties for the purposes for which they are now operated, except for such items as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
          Section 2.29 Leased Real Property. Other than (i) the Oil and Gas Properties and (ii) leases with (A) annual rental payments of less than $1 million and (B) aggregate rental payments of less than $5 million for the remaining term thereof, Section 2.29 of the Company Schedule contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company and the Company’s subsidiaries are a party or are bound as of the date hereof (the “Real Property Leases”). Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each of the Real Property Leases is in full force and effect, and, to the Company’s knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned, (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or cancelled and (iv) the Company and the Company’s subsidiaries are not, and to the Company’s knowledge, no other party is, in default under any Real Property Lease. There is no Company knowledge of any written notice of, a proceeding in eminent domain or other similar proceeding affecting property listed on Section 2.29 of the Company Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as otherwise set forth (i) in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) as reasonably apparent from the Parent SEC Documents filed prior to the date hereof (excluding any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein):
          Section 3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, and Merger Sub is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub (i) has the requisite corporate power and authority to own or lease its properties, to operate its operated properties, and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect on Parent (as defined below). Each subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. When used in connection with Parent or any of its subsidiaries, the term “Parent Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of Parent to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change (i) to the extent resulting from changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (ii) to the extent resulting from changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (iii) to the extent resulting from any change in applicable law or the interpretation thereof or GAAP or the interpretation thereof, (iv) to the extent resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Parent or any of its subsidiaries or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (v) to the extent resulting from acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (vi) to the extent resulting from any failure by the Parent or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (vii) to the extent resulting from any change in the price of the Parent Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (viii) to the extent resulting from the failure to take any action as a result of any restrictions or prohibitions set forth in Section 4.2 of this Agreement with respect to which Company refused, following the Parent’s request, to provide a waiver in a timely manner or at all, (ix) to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement, (x) to the extent resulting from the downgrade in rating of any debt or debt securities of the Parent or any of its subsidiaries (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such downgrade that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) and (xi) to the extent resulting from any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent such effects in the cases of clauses (i), (ii), and (v) above materially and disproportionately effect the Parent and its subsidiaries relative to other participants in the industry or industries in which the Parent and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).
          Section 3.2 Charter; Bylaws and Organizational Documents. Each of Parent and Merger Sub has heretofore furnished to the Company true and complete copies of its certificate of incorporation and bylaws and certificate of formation and limited liability company agreement, as applicable, each as amended to date. Such certificate of incorporation, bylaws, certificate of formation and limited liability company agreement are in full force and effect as of the date of this Agreement.
          Section 3.3 Capitalization. The authorized capital stock of Parent consists of

430,000,000 shares of common stock, par value $0.625 per share of Parent (“Parent Common Stock”) and 5,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), of which 100,000 shares have been designated Series A Junior Participating Preferred Stock. As of March 31, 2010, (i) 337,127,264 shares of Parent Common Stock were issued and outstanding (including, for the avoidance of doubt, shares of Parent Common Stock in the form of restricted stock issued pursuant to employee or non-employee director benefit plans of Parent), all of which were validly issued, fully paid and nonassessable (except for any restricted stock), and none of which were issued in violation of any preemptive or similar rights of any securityholder of Parent, (ii) options to purchase an aggregate of 5,655,794 shares were issued and outstanding (of which options to purchase an aggregate of 3,031,663 shares were exercisable), (iii) restricted stock units relating to an aggregate of 6,034,202 shares were issued and outstanding, and (iv) deferred stock units relating to an aggregate of 159,026 shares were issued and outstanding. As of March 31, 2010, 15,408 shares of the Parent Preferred Stock are reserved for issuance in connection with Parent’s Rights Agreement dated January 31, 1996, as amended January 31, 2006 (the “Parent Rights Plan”. As of March 31, 2010, 7,595,503 shares of Parent Common Stock were held by Parent in its treasury. From March 31, 2010, to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options or restricted stock units covering shares of capital stock, except for shares of Parent Common Stock and associated Parent Rights issued pursuant to the exercise of options or vesting of restricted stock units or pursuant to any employee ownership or benefit plan. Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Parent Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Material Subsidiary. Except for contractual obligations between Parent and Parent Material Subsidiaries, there are no outstanding contractual obligations of Parent or any Parent Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Material Subsidiary. All of the issued and outstanding capital stock or equivalent equity interests of each Parent Material Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and (except for directors’ qualifying shares or shares representing an immaterial equity interest that are required under the laws of any foreign jurisdiction to be owned by others), are owned by Parent, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of Parent or any of its subsidiaries and other than as pledged under Parent’s Amended and Restated Credit Agreement); and none of the outstanding shares of capital stock or equivalent equity interests of the Parent Material Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Parent Material Subsidiary or under any agreement to which Parent or any Parent Material Subsidiary is a party. The term “Parent Material Subsidiaries” means each Parent subsidiary designated as such on Section 3.3 of the Parent Schedule. The Parent Material Subsidiaries are the only Parent subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.
          Section 3.4 Authority; Due Authorization; Binding Agreement.
(a)	Each of Parent and Merger Sub has all requisite corporate or other business entity power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)	The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Merger Sub (other than, with respect to the Merger, the adoption of this Agreement, following its execution, by Parent as the sole stockholder of Merger Sub (which shall occur promptly after execution), and the filing of appropriate merger documents as required by Delaware Law).
(c)	This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)	(i) The board of directors of Parent (the “Parent Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Parent stockholders, (B) approved this Agreement and (C) approved the issuance of Parent Common Stock to be issued pursuant to the Merger; and (ii) Goldman, Sachs & Co. or J.P. Morgan Securities Inc. (“Parent Financial Advisor”) has delivered to the Parent Board of Directors a written opinion to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Parent from a financial point of view. Parent will provide the Company (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.
          Section 3.5 No Violation; Consents.
(a)	The execution and delivery of this Agreement by Parent or Merger Sub does not, and consummation by Parent or Merger Sub of the transactions contemplated hereby will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Merger Sub or each of their respective subsidiaries, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Merger Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) (assuming that the consents and approvals referred to in Section 3.5(b) are duly and timely made or obtained) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority directed to Parent, Merger Sub or any of their subsidiaries or properties or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Merger Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b)	Except for (i) compliance with applicable requirements of the HSR Act and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the New York Stock Exchange, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or applicable law of other states in which Parent or Merger Sub is qualified to do business, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect and (vi) as otherwise set forth on Section 3.5 of the Parent Schedule, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent or Merger Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.
          Section 3.6 Compliance.
(a)	Neither Parent nor any Parent Material Subsidiary is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, except that no representation or warranty is made in this Section 3.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax or environmental matters, which are addressed exclusively in Sections 3.12, 3.16, 3.17 and 3.18, respectively or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or any of the Parent Material Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

(b)	Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect:
(i)	No funds, assets or properties of Parent or its affiliates (as hereinafter defined) have been used or offered for illegal purposes.

(ii)	None of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee acting on behalf of Parent or its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its subsidiaries’ businesses.
(iii)	None of Parent, its subsidiaries, or to the knowledge of Parent, any director, officer, agent or employee of Parent or its subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons.

(iv)	Parent has no knowledge that any payment made to a person would or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
(c)	Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of or are reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, (i) Parent and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and its subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), (ii) all Parent Permits are in full force and effect, (iii) no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, (iv) Parent and its subsidiaries are not, and since January 1, 2009 have not been, in violation or breach of, or default under, any Parent Permit and (v) to the knowledge of Parent, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any Parent Permit (in each case, with or without notice or lapse of time or both).
          Section 3.7 SEC Filings; Financial Statements.
(a)	Parent has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”). As of their respective dates, (i) the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b)	The historical financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Reports presented fairly in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of Parent and its consolidated subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto); and such historical financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the SEC.
          Section 3.8 Internal Controls and Procedures.
(a)	Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the knowledge of Parent, it has disclosed, based on its most recent evaluations, to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Parent’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b)	Since January 1, 2009, to the knowledge of Parent, neither Parent nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Parent’s internal controls over financial reporting.
          Section 3.9 No Undisclosed Liabilities. Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in Parent SEC Documents filed not less than two (2) business days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this Agreement, and (iii) for liabilities and obligations incurred since March 31, 2010 in the ordinary course of business consistent with past practice, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of Parent, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 3.10 Absence of Certain Changes or Events. From January 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, Parent has conducted its businesses only in the ordinary course and there has not been (i) any event having, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition for value of any of its capital stock, other than regular quarterly dividends not in excess of the amount paid for the most recent quarter.
          Section 3.11 Litigation. Except with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 3.12, 3.16 and 3.17, respectively, there is no action, suit, claim, proceeding or governmental investigation, either at law or in equity, before or by any court or governmental authority now pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would be reasonably expected to have a Parent Material Adverse Effect.
          Section 3.12 Employee Benefit Plans.
(a)	Section 3.12(a) of the Parent Schedule sets forth a list of all Parent Benefit Plans. “Parent Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “fringe benefit plan” within the meaning of Section 6039D of the Code, any other plan, arrangement (whether written or oral), employment agreement, or commitment providing for compensation or other benefits to any current or former member of the board of directors (or other governing board), officer, employee, or consultant of Parent or any subsidiary (collectively, the “Parent Group”) under which the Parent Group has any liability or obligation, whether actual or contingent, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b)	True and complete copies of each of the following documents have, to the extent specifically requested by Company, been delivered by Parent to the Company: (i) each written Parent Benefit Plan and all amendments thereto and material written interpretations thereof, (ii) all trusts, (iii) the most recent determination or opinion letter issued by the IRS with respect to each applicable Parent Benefit Plan, (iv) all rulings, determination letters, no-action letters, or any other federal or state authority that pertain to each Parent Benefit Plan and any open requests therefor, and (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any government agency with respect to the Parent Benefit Plans during the current year and each of the three preceding years.
(c)	Full payment has been made or accrued of all amounts which are required under the terms of each Parent Benefit Plan to be paid as contributions with respect to the last day of the most recent fiscal year of such Parent Benefit Plan ended on or before the date of this Agreement. Parent has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Parent Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(d)	Section 3.12(d) of the Parent Schedule identifies as such any Parent Benefit Plan that is (i) a plan intended to meet the requirements of Section 401(a) of the Code and (ii) any plan that provides nonqualified deferred compensation that is subject to Section 409A of the Code. Also set forth on Section 3.12(d) of the Parent Schedule is a complete and correct list of the Parent Group during the last six years.

(e)	Except as set forth in Section 3.12(e) of the Parent Schedule:
i.	The Parent Group does not maintain and has not within the six years prior to the date of this Agreement maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code or contributed to or been required to contribute to any plan subject to Title IV of ERISA.

ii.	The Parent Group does not contribute to, and has not within the six years prior to the date of this Agreement, been required to contribute to, or withdrawn in a partial or complete withdrawal from, any “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA had any fixed or contingent liability under Section 4204 of ERISA. No Parent Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

iii.	Each Parent Benefit Plan and each related trust agreement or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is so qualified.

iv.	Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been operated in material compliance with its terms and its plan documents have materially complied with any statutes, orders, rules, and regulations that are applicable to such Parent Benefit Plan, including without limitation, ERISA, HIPAA, and the Code. As of December 31, 2009, Parent has made all material contributions and payments required to be made by it with respect to each Parent Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the Parent SEC Reports provided to the Company by Parent. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor, to the Parent ‘s knowledge, any member of the Parent Group has any liability or has knowledge of any facts or circumstances that might give rise to any liability to any governmental agency with respect to a Parent Benefit Plan, and the transactions contemplated under this Agreement will not result in any such liability. Except as would not reasonably be expected to have a Parent Material Adverse Effect, all notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Parent Benefit Plans, including but not limited to the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.
v.	Neither any member of the Parent Group nor any Parent Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of the Parent Group pursuant to any retiree medical benefit plan or other retiree welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

vi.	To the knowledge of Parent, neither the Parent Group nor any plan fiduciary of any Parent Benefit Plan has engaged in any material transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Parent has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Parent Benefit Plan nor been assessed any civil penalty under Section 502(l) of ERISA. Except for routine claims for benefits, there is no material pending or, to the knowledge of Parent, threatened litigation, claim, administrative proceeding, or investigation relating to any Parent Benefit Plan, nor, to the knowledge of Parent, is there any basis for any such litigation, claim, administrative proceeding, or investigation, except as would not reasonably be expected to have a Parent Material Adverse Effect.

vii.	Except for routine claims for benefits, there is no action, order, writ, injunction, judgment, or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit, or investigation relating to or seeking benefits under any Parent Benefit Plan that is pending, threatened, or anticipated against any member of the Parent Group or any Parent Benefit Plan, and to the knowledge of Parent, there exist no facts or circumstances that could give rise to any such action, writ injunction, judgment, decree, claim, suit, litigation, proceeding, arbitral action, audit, or investigation.

viii.	No member of the Parent Group has announced any plan or legally binding commitment to create any additional Parent Benefit Plans or to amend or modify any existing Parent Benefit Plan, except as required to comply with the law.

ix.	Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Parent Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Parent Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.
x.	The Parent Group has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

xi.	Except as required to comply with ERISA, the Code, or other applicable law, or to maintain qualification under Section 401(a) of the Code, the Parent Group will not amend, modify or terminate any of the Parent Benefit Plans to materially increase the benefits of the plans without the express written consent of the Company. None of the transactions contemplated under this Agreement will result in an amendment, modification, or termination of any of the Parent Benefit Plans. Except as required under the provisions of any Parent Benefit Plan and except as necessary to provide funding that is required to timely service any contractual or loan obligations of a Parent Benefit Plan, the Parent Group will not make any contributions to or with respect to any Parent Benefit Plan or fund any trust, including a grantor trust, without the express written consent of the Company. No written or oral representations have been made to any employee or former employee of the Parent Group promising or guaranteeing any employer payment or funding for the continuation of benefits under any Parent Benefit Plan (except to the extent of health coverage required under Section 4980B of the Code or Sections 601-608 of ERISA).

xii.	No Parent Benefit Plan has assets (or provides benefits) that include securities issued by the Parent Group or any affiliate, except for stock options, restricted stock or equity incentive plans.
          Section 3.13 Proxy Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement/Prospectus, to be filed by the Company with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company stockholders and at the time of the Company Stockholders Meeting, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          Section 3.14 Properties; Oil and Gas Matters.
(a)	All major items of operating equipment owned or leased by Parent or its subsidiaries are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b)	Except for goods and other property sold, used or otherwise disposed of since the dates of the respective Reserve Reports (defined in clause (c) below) in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to, or valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated prior to the date hereof.

(c)	Except for property sold or otherwise disposed of since the dates of the respective Reserve Reports (defined below) in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Parent SEC Reports, as of the date hereof, Parent and its subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent SEC Documents (the “Parent Reserve Reports”), and in each case as attributable to interests owned by Parent and its subsidiaries, free and clear of any liens and/or encumbrances, except: (a) liens reflected in the Parent Reserve Reports or in Parent SEC Documents filed prior to the date of this Agreement, and (b) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all material proceeds from the sale of hydrocarbons produced from the Oil and Gas Properties of Parent and its subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason. To Parent’s knowledge, the gross and net undeveloped acreage of Parent and its subsidiaries as reported in Parent’s most recent Form 10-K filed with SEC was correct in all material respects as of the date of such Form 10-K, and there have been no changes in such gross and net undeveloped acreage since such date which have or could reasonably be expected to have a Parent Material Adverse Effect.

(d)	The leases and other agreements pursuant to which Parent and its subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Parent Reserve Reports are in good standing, valid and effective, and the rentals due by Parent or any of its subsidiaries to any lessor of any such oil and gas leases have been properly and timely paid, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent and its subsidiaries have paid all royalties, minimum royalties, overriding royalties and other burdens on production due by Parent and its subsidiaries with respect to their Oil and Gas Properties, except for any non-payment of which individually or in the aggregate has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)	All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its subsidiaries), in each case relating to Parent’s interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its subsidiaries that was material its estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its subsidiaries was (at the time of the issuance of the Parent Reserve Reports) to Parent’s knowledge accurate in all material respects and Parent has no knowledge of any material errors in such information that existed at the time.
(f)	Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all Oil and Gas Properties operated by Parent or its subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(g)	Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has produced hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable limits on production that could result in curtailment of production from any such property.
          Section 3.15 Hedging. The Parent SEC Reports set forth all outstanding obligations as of the date hereof of Parent and each of its subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its subsidiaries in the future on account of prepayment, advance payment, take-or-pay, forward sale or similar obligations without then or thereafter being entitled to receive full value therefor, except for any such obligations that are not required to be set forth under the applicable provisions of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder.
          Section 3.16 Taxes. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:
(a)	Each of Parent, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable.

(b)	Each of Parent and its subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c)	Section 3.16 of the Parent Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. Except as provided for in the Parent SEC Reports, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of its subsidiaries would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of its subsidiaries with respect to any period.
(d)	Except as set forth in Section 3.16 of the Parent Schedule, neither Parent nor any of its subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of its subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of its subsidiaries.

(e)	Neither Parent nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(f)	Neither Parent nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)	For United States federal income tax purposes, Merger Sub is an eligible entity which is disregarded as an entity separate from its owner, Parent, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).
          Section 3.17 Environmental Matters. To Parent’s knowledge:
(a)	Each of Parent and its subsidiaries has conducted its businesses and is in compliance with all Environmental Laws, except for such instances of noncompliance that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b)	Each of Parent and its subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c)	There are no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or its subsidiaries asserting noncompliance with or liability under any Environmental Laws, except for such matters that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)	There has been no release of any Hazardous Substance by Parent or by any of its subsidiaries, or from any off-site locations due to arrangements for disposal at such off-site locations made by Parent or any of its subsidiaries, or from any properties owned by Parent or any of its subsidiaries, or as a result of any operations or activities of Parent or any of its subsidiaries, in any manner or for which Parent or any of its subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.
          Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.17.
          Section 3.18 Labor Matters. Except for such matters which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has received written notice during the two years ending on the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation is in progress. Except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Parent or any of its subsidiaries (“Parent Employees”), (ii) to the knowledge of Parent, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Parent or any of its subsidiaries, (iii) here is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) Parent and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither Parent nor any of its subsidiaries has any liabilities under the WARN Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by Parent that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreements. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, all individuals that have been or that are classified by Parent as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Parent.
          Section 3.19 Interested Party Transactions. Except for disclosure in the Parent SEC Documents, employment Contracts filed as an exhibit to or incorporated by reference in a Parent SEC Document filed prior to the date hereof and except for Parent Benefit Plans, there are no other contracts, arrangements that are in existence as of the date of this Agreement or transactions under which Parent or any of its subsidiaries has any existing or future liabilities for an Affiliate Transaction.
          Section 3.20 Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, either Parent or a subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, its Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of Parent, (ii) to the knowledge of Parent, the conduct of the business of Parent and its subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its subsidiaries, and (iv) to the knowledge of Parent, no person is infringing any Intellectual Property of Parent or any of its subsidiaries. To the knowledge of Parent, upon the consummation of the transactions contemplated herein, Parent shall own or have the right to use all Intellectual Property on the same terms and conditions as Parent and its subsidiaries enjoyed prior to such transaction.
          Section 3.21 Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses with policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods, and other provisions that a prudently operated exploration and productions company would maintain.
          Section 3.22 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
          Section 3.23 Ownership of Shares. Neither Parent nor Merger Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Shares or has “owned” any Shares within the meaning of Section 203 of Delaware Law.
          Section 3.24 Solvency; Surviving Company After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.
          Section 3.25 Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
          Section 3.26 No Vote Required. No vote of the holders or any class or series of Parent capital stock is necessary in connection with the transactions contemplated by this Agreement.
          Section 3.27 Financing. Parent and Merger Sub have as of the date hereof, and will have immediately prior to the Effective Time, sufficient funds in the form of cash or cash equivalents (i) to pay the cash portion of the Merger Consideration and (ii) for any other amounts payable by Parent or Merger Sub under this Agreement.
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME
          Section 4.1 Conduct of the Company Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and its subsidiaries:
(a)	the respective businesses of the Company and the Company Material Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects, and the Company and the Company’s subsidiaries shall use commercially reasonable efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. The Company shall, and shall cause the Company’s subsidiaries to, (i) maintain insurance coverage (subject to re-placement or self-insurance of 40% of the Company’s OIL Insurance Limited coverage) and its books, accounts and records in a manner materially consistent with prior practices, (ii) comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Company and the Company’s subsidiaries, (iii) maintain and keep in all material respects its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (iv) not exceed its capital expenditure budget (a copy of which is attached as Section 4.1(a) of the Company Schedule) by more than $50 million in the aggregate, provided, however, that the Company and the Company’s subsidiaries may re-allocate capital expenditures provided for in the budget to other exploration and production projects in the ordinary course of business, and (v) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed in Section 4.1(b) below shall be deemed to be a breach of this paragraph (a) unless such action would constitute a breach of such other provision; and

(b)	Without limiting the generality of the foregoing Section 4.1(a), except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and its subsidiaries, the Company shall not, and shall not permit any of the Company’s subsidiaries to, do any of the following prior to Closing:
i.	except to the extent required to comply with applicable law and other than bylaw amendments that are not detrimental to the interests of the Company stockholders, amend or otherwise change its certificate of incorporation or bylaws or, in the case of the Company’s subsidiaries, their respective constituent documents;
ii.	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Company subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, of the Company or any Company subsidiary (except in accordance with the terms of securities outstanding on the date hereof or any existing employee ownership or benefit plan or in accordance with the Company Rights Plan);

iii.	(A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

iv.	(A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any amount of assets in excess of $15,000,000 in the aggregate (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice); (B) incur any indebtedness for borrowed money or issue any debt securities (except indebtedness incurred under the Credit Agreement or debt permitted pursuant to Section 6.02 thereof) or (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than the Company or any of its subsidiaries), or make any loans or advances, except in the ordinary course of business and consistent with past practice and not in excess of $1,000,000 in the aggregate (and other than performance bonds in the ordinary course of business and the Company’s normal obligations as an operator under its joint operating agreements); or (D) enter into or amend any contract, agreement, commitment or arrangement to effect any of the foregoing;

v.	increase the compensation payable or to become payable to, or grant any severance or termination pay to, its directors, officers or employees, except pursuant to existing contractual arrangements or in connection with normal employee salary, bonus and equity compensation review processes, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or except as required by law or consistent with past practice, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or pay any bonus or similar compensation to any director, officer or employee in excess of $50,000; except (i) with respect to a Company Benefit Plan that is subject to Section 401(a) of the Code or a welfare benefit plan subject to Section 3(1) of ERISA, (ii) as required under the provisions of any Company

Benefit Plan and (iii) as necessary to provide funding that is required to timely service any contractual or loan obligations of a Company Benefit Plan, the Company Group will not make any contributions to or with respect to any Company Benefit Plan or fund any trust, including a grantor trust, without the express written consent of Parent;
vi.	sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $20,000,000 in the aggregate, other than transactions (including sales of Hydrocarbons) in the ordinary course of business;

vii.	enter into any hedging agreements not in the ordinary course of business consistent with past practice;

viii.	except as otherwise permitted pursuant to another subsection of this paragraph (b) or in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or contract which if entered into prior to the date hereof would be a Company Material Contract;

ix.	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the financial statements contained in the Company SEC Documents, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice or that involve only the payment of monetary damages not in excess of $20,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies);

x.	except as otherwise permitted by Section 5.3, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

xi.	enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Company or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

xii.	except as otherwise permitted by Section 5.3, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

xiii.	change its methods of accounting (other than Tax accounting, which shall be governed by clause (xiv) below), except in accordance with changes in GAAP as concurred to by the Company’s independent auditors;

xiv.	enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;
xv.	enter into any new, or materially amend or otherwise materially alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

xvi.	make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practice) in excess of $500,000 in the aggregate for all such loans; and

xvii.	agree or formally commit to do any of the foregoing.
          Section 4.2 Conduct of Parent Business. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of the Company, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or by Section 4.2 of the Parent Schedule hereto or (iii) for transactions between or among Parent and its subsidiaries:
(a)	Parent shall not, and shall not permit its subsidiaries to, acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

(b)	Parent shall not, and shall not permit its subsidiaries to, adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to prevent or materially delay the consummation of the Merger or disproportionately adversely affect a holder of Shares relative to a holder of Parent Common Stock;

(c)	Parent shall not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such except for purchases of Parent Common Stock pursuant to stock repurchase plans;

(d)	Parent shall not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or Merger Sub;

(e)	Parent shall not, and shall not permit its subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; and

(f)	Parent shall not and shall not permit its subsidiaries (as applicable) to agree or formally commit to do any of the foregoing.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.1 Proxy Statement; Stockholders Meeting.
(a)	Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof and in any event not later than 45 days after the date hereof. Parent and the Company shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement hereunder. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, will promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail same to the stockholders of the Company.

(b)	Parent will cause the Registration Statement (and Parent and the Company will cause the Proxy Statement/Prospectus, each to the extent such Party provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent materially true, accurate and complete information relating to the Company and holders of the Company Common Stock and Options as is required to be included therein. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(c)	Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)	Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a Change in the Company Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e)	The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Company Stockholder Approval”). The Company Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, will submit this Agreement for approval by the stockholders of the Company at such meeting.

(f)	Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or other disclosure is provided to the Company’s stockholders to satisfy the law, including the duty of disclosure, or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or to solicit additional proxies in favor of the Agreement.

          Section 5.2 Access to Information; Confidentiality.
(a)	To the extent not restricted by third party agreement or applicable law, the Company shall, subject to any necessary third-party approvals, allow the Parent and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at such party’s sole risk and expense, to all facilities, properties, personnel, books and records of the Company and its subsidiaries. Parent agrees to conduct its investigation in a manner that does not interfere unreasonably with the Company’s or its subsidiaries’ operations and with the prompt and timely discharge by such party’s employees of their duties. Parent agrees to indemnify and hold the Company and its subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the Parent Parties, and any loss, damage to or destruction of any property owned by the Company or the subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of the Company or the subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, the Company shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations; provided that the Company shall use its commercially reasonable efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. None of the Parent Parties nor any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of the Company or its subsidiaries prior to the completion of the Merger without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b)	Any information obtained by the Parent Parties or the Company or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between the Company and Parent dated March 26, 2010 (the “Confidentiality Agreement”).
          Section 5.3 No Solicitation.
(a)	The Company agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and such subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), not to directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company subsidiary, or any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of this Section 5.3 by any subsidiary of the Company or representatives of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.
(b)	Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or its Board of Directors may (i) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to, or otherwise facilitate, an unsolicited Acquisition Proposal that did not result from a breach of clause (a) above if (A) the Company’s Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Alternative Proposal or such person’s representatives which was not previously provided or made available to Parent or its representatives, (ii) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Recommendation”) if

(A) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations or (B) the Company has received an unsolicited Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, and its Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Recommendation may be made until (x) the third business day following Parent’s receipt of written notice (a “Notice of Intended Change in the Company Recommendation”) from the Company advising Parent that the Company Board of Directors intends to make a Change in the Company Recommendation and specifying the material terms and conditions of the Superior Proposal, if any, that is related to such Change in the Company Recommendation and the identity of the party making such proposal (it being understood and agreed that any amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Intended Change in the Company Recommendation and a new three business day period) and Parent has not proposed, within three business days after its receipt of the Notice of Intended Change in the Company Recommendation, such adjustment to the terms and conditions of this Agreement as would enable the Company Board of Directors to proceed with the Company Recommendation or, if the intended Change in the Company Recommendation does not relate to a Superior Proposal, a general description of the material events giving rise thereto and (y) if there is a Superior Proposal, the Company Board of Directors has approved or concurrently approves a definitive agreement in respect of such proposal and terminates this Agreement pursuant to Section 7.1(d)(ii) and otherwise complies with Section 7.3 and other provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board of Directors determines, in good faith and after consultation with its outside counsel and financial advisors, is reasonably capable of being completed, is, in the good faith judgment of the Company Board of Directors, reasonably capable of being fully financed and is more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the applicable time periods specified above and such other factors deemed relevant by the Company Board of Directors; provided that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “50%.”
(c)	the Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of and any material changes to any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.
(d)	Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that this clause (d) shall not allow a Change in the Company Recommendation other than in accordance with clause (b) above.

(e)	Any action pursuant to Section 5.3(b), (c) or (d) shall not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.
          Section 5.4 Directors’ and Officers’ Indemnification and Insurance.
(a)	The organizational documents of the Surviving Company shall contain provisions with respect to exculpation, indemnification and advancement of expenses no less favorable than the provisions set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement to the persons covered thereby, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b)	From and after the Effective Time, each of the Surviving Company and Parent shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the Company and each subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Company and Parent, promptly after statements therefor are received and (ii) each of the Surviving Company and Parent shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that each of the Surviving Company and Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further that each of the Surviving Company and Parent shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company and Parent. The Surviving Company and Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.
(c)	Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Company shall maintain, a fully pre-paid six-year tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to, the coverage currently provided by the Current Policy.

(d)	In the event the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as applicable, shall assume the obligations set forth in this Section 5.4.

(e)	In the event that the Surviving Company should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Company may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of the Company and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Company.

(f)	The obligations of the Company, Parent and/or the Surviving Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of the Company, under the Delaware Law or otherwise.
          Section 5.5 Notification of Certain Matters. Each of the Company and Parent shall promptly notify and provide copies to the other of the following upon knowledge thereof:
          (a) any written notice from any governmental authority alleging that the consent or approval of such governmental authority is required to consummate the transactions contemplated by this Agreement or written notice from any other Person alleging that the consent of such Person is required to consummate the transactions contemplated by this Agreement;
          (b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;
          (c) any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement; and
          (d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article VI not to be satisfied.
          Section 5.6 Governmental Filings; Efforts.
(a)	Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Merger Sub and the ultimate parent entity of Parent) and the

Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 15 business days of the date hereof, and (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided that the parties hereto understand and agree that in no event shall Parent be required by this Section 5.6 or any other provision of this Agreement (x) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated hereby or (y) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing), in each case of clauses (x) and (y) with respect to any of the Parent’s or any of its respective affiliates’ businesses, assets or properties as of the date of this Agreement.
(b)	Each of the Company and Parent (and, as applicable, Merger Sub) shall promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental authority.

(c)	Each of the Company and Parent (and, as applicable, Merger Sub) shall not participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d)	Each of the Company and Parent (and, as applicable, Merger Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e)	In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.
(f)	The Company shall cooperate with Parent with respect to, and use commercially reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or its subsidiaries) for the acquisition of the Company and its subsidiaries, provided that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration or adversely affect the Company and its subsidiaries, taken as a whole, should the Merger not occur.
          Section 5.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts, but excluding routine employee communications) with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. This Section 5.7 shall not apply to any release or announcement with respect to a Change in the Company Recommendation.
          Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Company to perform all of the Surviving Company’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.
          Section 5.9 Employee Matters.
(a)	Parent and the Company agree that all employees of the Company and its subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Company or Parent immediately after the Effective Time, it being understood that Parent and the Surviving Company shall, except as required by law, have no obligations to continue employing such employees for any length of time thereafter except pursuant to any agreements which are specifically disclosed on Section 2.12 of the Company Schedule and identified therein as providing such an exception. Parent shall deem, and shall cause the Surviving Company and Parent’s other subsidiaries to deem, the period of employment with the Company and its subsidiaries (and with predecessor employers with respect to which the Company and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Company for all eligibility, vesting and accrual purposes for all of Parent’s and the Surviving Company’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Company is recognized under any such plan, program, policy or arrangement, except as would result in duplication of benefits.
(b)	Under any medical and dental plans covering any employee or former employee of the Company, there shall be waived, and Parent or the Surviving Company shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, provided such persons had the requisite “creditable” service prior to the Effective Time, but only to the extent that such condition would be covered by the relevant Company Benefit Plan if it were not a pre-existing condition. Further, Parent shall offer and cause the Surviving Company and its other subsidiaries to offer to each Company and subsidiary employee coverage under a group health plan which credits such employee towards the deductibles imposed under the group medical and dental plan of Parent or the Surviving Company, for the year during which the Effective Time occurs, with any deductibles already incurred during such year under the relevant Company Benefit Plan.

(c)	Parent, Merger Sub and the Company agree to implement the provisions set forth in Section 5.9(c) of the Company Schedule.
          Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company may take steps reasonably necessary to cause dispositions of Shares (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder in accordance with procedures in such rule or under that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
          Section 5.11 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in full in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby prior to the Effective Time.
          Section 5.12 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.
          Section 5.13 Reorganization.
(a)	Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(e) and Section 6.3(d). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code and Treasury Regulations Section 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).
(b)	Parent and Merger Sub shall deliver to Andrews Kurth LLP and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Andrews Kurth LLP and Baker Botts L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP and Baker Botts L.L.P. to render the tax opinions described in Sections 6.2(e) and 6.3(d). Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.13.
          Section 5.14 Comfort Letters. In connection with the information regarding the Company, the Parent and their respective subsidiaries or the Merger provided by the Company or the Parent, as the case may be, specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, each Party shall use all reasonable best efforts to cause to be delivered to other Party a letter of its respective independent public accounting firm, dated the date on which the Proxy Statement/Prospectus shall become effective and addressed to Parent or the Company, as applicable, in form and substance reasonably satisfactory to Parent and the Company, as applicable, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement/Prospectus.
          Section 5.15 Consent to Use of Financial Statements. The Company hereby consents to Parent’s inclusion of any audited or unaudited financial statements, including those contained in any Company SEC Documents, relating to and prepared by the Company reasonably requested by Parent to be used in any financing or any filings that Parent desires to make with the SEC. In addition, the Company will use reasonable best efforts, at Parent’s sole cost and expense, to obtain customary comfort letters from Deloitte & Touche LLP regarding financial statements of the Company as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of Deloitte & Touche LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the Company will provide Parent such information regarding the Company’s business, and make available such personnel, as Parent may reasonably request in order to assist Parent in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.
ARTICLE VI
CONDITIONS TO THE MERGER

          Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)	this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company;

(b)	the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c)	no statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(d)	The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(e)	The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
(a)	(i) the representations and warranties of the Company contained in Sections 2.1 (Organization and Qualification; Subsidiaries), 2.2 (Charter and Bylaws), 2.3 (Capitalization), 2.4(a) (Authority), 2.24 (Takeover Provisions) and 2.25 (Rights Agreement) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)	The Company shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c)	Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d)	The number of Dissenting Shares shall not exceed 50% of the outstanding shares of the Company Common Stock immediately prior to the Effective Time;

(e)	Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.13; and

(f)	From the date of this Agreement through the Closing, there shall not have occurred any event, condition, state of facts or development that has had, individually or in the aggregate, a Company Material Adverse Effect, the effects of which are continuing at the Effective Time.
          Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
(a)	The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)	Each of Parent and Merger Sub shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c)	The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d)	The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.13; and
(e)	From the date of this Agreement through the Closing, there shall not have occurred any event, condition, state of facts or development that has had, individually or in the aggregate, a Parent Material Adverse Effect, the effects of which are continuing at the Effective Time.
          Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:
(a)	by mutual written agreement of Parent, Merger Sub and the Company; or

(b)	by Parent or the Company, if:
(i)	the Merger shall not have been consummated on or before January 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Merger Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date; or

(ii)	a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii)	this Agreement shall not have been adopted by the Company’s stockholders by reason of the failure to obtain the requisite vote at the Company Stockholders Meeting or if adjourned or postponed, at the final adjournment or postponement; or
(c)	by Parent if:
(i)	the Company shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (c)(i) if Parent or Merger Sub is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or
(ii)	prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation; or
(d)	by the Company, if:
(i)	Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if the Company is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii)	prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the Company Termination Fee pursuant to Section 7.3(a).
          Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except as provided in Sections 7.3 and 8.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then the Parent Parties or the Company, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.
          Section 7.3 Fees and Expenses.
(a)	If this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii) then, in any such event, the Company shall pay Parent a fee in a cash amount equal to $67,000,000, less the amount of any Expenses of Parent reimbursed by Company pursuant to Section 7.3(d) (the “Company Termination Fee”). Such

amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination.
(b)	If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (ii) at the time of the Stockholders Meeting there shall have been publicly announced or publicly disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to the 5th business day preceding the Stockholders Meeting and (iii) within 12 months after the date of such Stockholders Meeting, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction. If (x) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or has the right, at the time, to terminate this Agreement pursuant to Section 7.1(b)(i) (irrespective of whether the Company is the terminating party pursuant to Section 7.1(b)(i)), (y) at the time of such termination there shall have been publicly announced or disclosed a bona fide Acquisition Proposal (provided that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (b)) that shall have not been withdrawn prior to such termination (or, in the case of such termination pursuant to Section 7.1(b)(i), prior to the 5th business day preceding such termination) and (z) within 12 months after the date of such termination, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(c)	All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(d)	Notwithstanding Section 7.1(c) above, in the event of a termination of this Agreement pursuant to (x) Sections 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) or (y) Sections 7.1(b)(i) or 7.1(b)(iii), if in the case of this clause (y) the event of Section 7.3(b)(ii) shall also have occurred, the Company shall reimburse Parent for up to $7.5 million in the aggregate of its Expenses (as hereafter defined) in cash by wire transfer of immediately available funds not later than two business days after delivery by Parent to the Company of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination. As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers but excluding internal costs and allocated overhead of the Parties) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this

Agreement and all other matters related to the Merger.
(e)	Notwithstanding Section 7.1(c) above, in the event of a termination of this Agreement pursuant to Section 7.1(d)(i), the Parent shall reimburse Company for up to $7.5 million in the aggregate of its Expenses in cash by wire transfer of immediately available funds not later than two business days after delivery by Company to the Parent of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination.
          Section 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all parties hereto; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the Company stockholders without such further approval.
          Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or the Company, on the other hand, may (i) extend the time for the performance of any obligation or other act of the Company or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of the Company or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to the Company or the Parent Parties. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1 Survival. The agreements in Articles I and VIII and Sections 5.4 and 5.9 of this Agreement shall survive the Merger. This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.
          Section 8.2 Scope of Representations and Warranties.
(a)	Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made.

(b)	Except as and to the extent expressly set forth in this Agreement, neither Merger Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Merger Sub or Parent or any other person), wherever and however made.

(c)	Any representation “to the knowledge” or “to the best knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers after reasonable inquiry.
          Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):
if to Parent or Merger Sub:
Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attention: G. Steven Farris
Telephone: (713) 296-6000
Telecopy: (713) 296-6460
with a copy, which shall not constitute notice, to:
Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attention: P. Anthony Lannie
Telephone: (713) 296-6000
Telecopy: (713) 296-6458
and
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: John B. Clutterbuck
Telephone: (713) 220-4730

Telecopy: (713) 238-7363
if to the Company:
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Attention: Scott D. Josey
Telephone: (713) 954-5500
Telecopy: (713) 954-5555
with a copy, which shall not constitute notice, to:
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Attention: Teresa G. Bushman
Telephone: (713) 954-5505
Telecopy: (713) 954-3820
and
Baker Botts L.L.P.
One Shall Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Attention: Kelly B. Rose
  M. Breen Haire
Telephone: (713) 229-1234
Telecopy: (713) 229-7996
          Section 8.4 Certain Definitions. For purposes of this Agreement:
(a)	“affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b)	a person shall be the “beneficial owner” of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;
(c)	“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

(d)	“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e)	“governmental authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f)	“person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g)	“reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h)	“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
          Section 8.6 Entire Agreement; Assignment. This Agreement, the Company Schedule and the Parent Schedule, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise.
          Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 1.7, 5.4 and 5.9 and, from and after the Effective Time, Section 1.6 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
          Section 8.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.
          Section 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.11 Interpretation.
a)	When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in either the Company’s or Parent’s Schedules to this Agreement (as the case may be the Company Schedule or the Parent Schedule) shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be. The disclosure of information in the Company Schedule or the Parent Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Schedule or Parent Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
b)	The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APACHE CORPORATION
By:	/s/ G. Steven Farris
	Name:	G. Steven Farris
	Title:	Chairman of the Board and Chief Executive Officer

ZMZ ACQUISITIONS LLC
By:	/s/ G. Steven Farris
	Name:	G. Steven Farris
	Title:	Chief Executive Officer

MARINER ENERGY, INC.
By:	/s/ Jesus G. Melendrez
	Name:	Jesus G. Melendrez
	Title:	Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer

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